EXHIBIT 99.1

Air Methods Announces Agreement to Acquire Sundance Helicopters, Inc.

Denver, CO., December 21, 2012 –Air Methods Corporation (NASDAQ: AIRM), the global leader in air medical transportation, announced today that it has entered into a definitive stock purchase agreement to acquire all of the outstanding shares of capital stock of Sundance Helicopters, Inc. (Sundance), a helicopter tour operator based in Las Vegas, Nevada.

Sundance is a leader in helicopter tour operations, focusing primarily on Grand Canyon helicopter tours, but also providing helicopter services to support fire fighting, natural resource agency operations, vertical lifts, aerial photography/motion pictures, news gathering, and aerial surveying. Sundance operates a fleet of 22 helicopters consisting of Eurocopter AS350s and EC130s, and has 150 employees. Air Methods will acquire Sundance for an aggregate purchase price of $44 million in cash on a debt-free basis, subject to working capital and other adjustments as provided in the stock purchase agreement. Air Methods believes this acquisition will be accretive to earnings per share. Upon closing, Sundance will become a wholly owned subsidiary of Air Methods. The transaction is contingent upon certain closing conditions described in the stock purchase agreement and the aircraft sale and purchase agreement, and the transaction is expected to close December 31, 2012.

Sundance generated consolidated revenue of approximately $52.3 million for the fiscal year ended March 31, 2012. The Company will fund the purchase price through its senior credit facility.

Aaron Todd, the Company’s chief executive officer stated, “We are excited to have this opportunity to diversify the Company’s services by expanding into industries with key aviation adjacencies. Although these industries are new to Air Methods, we believe our aviation expertise, including direct operating experience with AS350s and EC130s, positions us well for success in these sectors. Air medical transport remains Air Methods’ core business and expansion into these industries is expected to enhance our ability to train and recruit experienced pilots and provide pilots a more direct career path into our air medical operations.”

Bob Engelbrecht, CEO of Sundance stated, “We are very much looking forward to joining the Air Methods family and to taking advantage of the company’s resources, economies of scale, and aviation expertise. We believe this opportunity will further enhance the quality of our services for customers, expand career opportunities for our employees, and help position us for future growth opportunities.”

Air Methods Corporation (www.airmethods.com) is the global leader in air medical transportation. The Air Medical Services Division is the largest provider of air medical transport services for hospitals and one of the largest community-based providers of air medical services. United Rotorcraft Division specializes in the design and manufacture of aeromedical and aerospace technology. Air Methods’ fleet of owned, leased or maintained aircraft features over 400 helicopters and fixed wing aircraft.

Forward Looking Statements: Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this press release that are “forward-looking statements”, including statements regarding the anticipated closing date of the transactions, the Company’s ability to successfully diversify its operations, and the expected enhancement in the Company’s ability to train and recruit pilots, are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to, entry into a new industry, changes to general, domestic and foreign economic conditions; the size, structure and growth of the Company’s air medical services and United Rotorcraft Division; the collection rates for patient transports; the continuation and/or renewal of air medical service contracts; the anticipated impact from the Company’s internal reorganization; extreme weather conditions across the U.S.; development and changes in laws and regulations, including, without limitation, the impact of the Patient Protection and Affordable Care Act; increased regulation of the health care and aviation industry through legislative action and revised rules and standards; and other matters set forth in the Company’s filings with the SEC. The Company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS: Trent J. Carman, Chief Financial Officer, (303) 792-7591. Please contact Christine Clarke at (303) 792-7579 to be included on the Company’s fax and/or mailing list.